EXHIBIT 5.1

April 24, 2007	Mayer, Brown, Rowe & Maw LLP
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Nissan Wholesale Receivables Corporation II
Nissan Motor Acceptance Corporation
Nissan Master Owner Trust Receivables
BellSouth Tower
333 Commerce Street
10th Floor, B-10-C
Nashville, TN 37201-1800

Re:	Nissan Master Owner Trust Receivables
Registration Statement on Form S-3
Amendment No. 1 to Registration Statement
No. 333-139682
Ladies and Gentlemen:
     We have acted as special counsel to Nissan Wholesale Receivables Corporation II (“NWRC II”), a Delaware corporation and a wholly-owned limited purpose subsidiary of Nissan Motor Acceptance Corporation (“NMAC”), a California corporation, and Nissan Master Owner Trust Receivables, a Delaware statutory trust (the “Issuing Entity”), in connection with the proposed issuance of $3,000,000,000 aggregate principal amount of asset-backed notes (the “Notes”) to be offered pursuant to a registration statement on Form S-3 relating to the Notes (Registration No. 333-139682, together with the exhibits and amendments thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) concurrently herewith under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder.
     The Notes will be issued under and pursuant to an indenture between the Issuing Entity and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association), as indenture trustee, dated as of July 24, 2003, as amended and restated as of October 15, 2003 (the “Indenture”), and as supplemented by the indenture supplement to be executed between the Issuing Entity and the Indenture Trustee for each series (the “Indenture
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Nissan Master Owner Trust Receivables
Nissan Wholesale Receivables Corporation II
April 24, 2007

Supplement”). The Indenture has been filed with the Commission as an exhibit to the Issuing Entity’s Registration Statement Nos. 333-105666 and 333-105666-01, on October 28, 2003. The form of Indenture Supplement is being filed with the Commission concurrently herewith as an exhibit to the Registration Statement. Capitalized terms used herein without definition herein have the respective meanings set forth in the Registration Statement.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Issuing Entity, the Indenture and the Indenture Supplement, the form of Notes included as an exhibit to the form of the Indenture Supplement, and such other records, documents and certificates of the Issuing Entity and public officials and other instruments as we have deemed necessary for the purpose of this opinion. In addition, we have assumed that the Indenture Supplement, as completed for each series, will be duly executed and delivered by the parties thereto, that the Notes, as completed for each series, will be duly executed and delivered substantially in the forms contemplated by the Indenture Supplement, and that the Notes for each series will be sold as described in the Registration Statement.
     Based upon the foregoing, we are of the opinion that:
     The Notes are in due and proper form, and assuming the due authorization, execution and delivery of the Indenture Supplement by the Issuing Entity and the Indenture Trustee, and the due authorization of the Notes for each series by all necessary action on the part of the Issuing Entity, when the Notes for each series have been validly executed, authenticated and issued in accordance with the applicable Indenture Supplement and delivered against payment therefor, the Notes for each series will be valid and binding obligations of the Issuing Entity, enforceable against the Issuing Entity in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     The opinions expressed above are limited to the federal laws of the United States of America and the laws of the State of New York (excluding choice of law principles therein). We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Nissan Master Owner Trust Receivables
Nissan Wholesale Receivables Corporation II
April 24, 2007

     This opinion letter is based on the facts and circumstances set forth in the Prospectus, in the form of the Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates series of Notes with numerous different characteristics and the Prospectus, form of Prospectus Supplement and the operative documents related thereto do not relate to a specific transaction, the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes and such opinion may require modification in the context of any actual transaction.
     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

Respectfully submitted,

/s/ Mayer, Brown, Rowe & Maw LLP
Mayer, Brown, Rowe & Maw LLP